Exhibit 10.2

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of October 8, 2020, by and between Smart Repair Pro, Inc., a private corporation incorporated under the laws of the State of California (“Pro”), Purex Inc., a corporation incorporated under the laws the State of California (“Purex”)(Pro together with Purex, the “Companies”), the stockholders of the Companies detailed in Schedule 1 attached hereto (the “Pro Stockholder”, the “Purex Stockholders” respectively, and together the “Stockholders”) and Vicky Hacmon, ID 033847799 of 112 Rokach Street, Ramat Gan, Israel (the “Manager”) on the one hand, and Medigus Ltd., a public company incorporated under the laws of the State of Israel of 7A Industrial Park, P.O. Box 3030, Omer, 8496500 Israel (the “Purchaser”) on the other hand.

The parties hereby agree as follows:

1. Purchase and Sale of Common Stock.

1.1 Purchase and Issuance of Common Stock.

(a) Companies Valuation. The valuation used for the purpose of determining the purchase price for the Pro Common Stock and the Purex Common Stock (as each are defined herein), shall be calculated on a joint basis, and shall be equal to; (A) the Companies consolidated seller discretionary earnings, calculated as the Companies EBITDA (as reflected in the Companies consolidated income statement for the period ended December 31, 2020 or the “Determination Period”), plus general and administrative expenses (including Manager’s compensation expenses) and research and development expenses relating to the development of new products incurred during the Determination Period (the “SDE”); multiplied by (B) 3.5; minus (C) the outstanding Stockholders Loan (as defined herein)(the “Companies Valuation”). The Companies Valuation shall be allocated among the Companies such that Pro’s valuation shall equal 88% of the Companies Valuation (the “Pro Portion” and the “Pro Valuation” respectively) and Purex’s valuation shall be equal to 12% of the Companies Valuation (the “Purex Portion” and the “Purex Valuation” respectively). The Companies target SDE for the annual period ended December 31, 2020 shall be $1,000,000 (the “SDE Target”).

(b) Subject to the terms and conditions of this Agreement, the Purchaser agrees to invest $1,100,000 in Pro (the “Pro Investment Amount”) in consideration for the issuance by Pro at the Closing (as defined below) of 5,572 shares of Pro common stock (the “Pro Primary Shares” and “Pro Common Stock” respectively) at a price per share for each Pro Primary Share of $197.4107, reflecting a pre-money valuation on a fully diluted basis equal to the Pro Valuation, calculated based on the SDE Target (the “Pro PPS”).

(c) Subject to the terms and conditions of this Agreement, the Purchaser agrees to invest $150,00 in Purex (the “Purex Investment Amount”) in consideration for the issuance by Purex at the Closing (as defined below) of 557 Purex common stock (the “Purex Primary Shares” and the “Purex Common Stock” respectively) at a price per share of Purex Common Stock of $269.1964, reflecting a pre-money valuation on a fully diluted basis equal to the Purex Valuation, calculated based on the SDE Target (the “Purex PPS”). The shares of Pro Primary Shares together with the Purex Primary Shares issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Primary Shares.” The Pro Investment Amount together with the Purex Investment Amount shall be referred to in this Agreement as the “Investment Amount”).

1.2 Post-Closing Adjustment.

(a) Within three days of their approval and in any event as soon as practicable following the end of the Determination Period, the Companies shall provide Purchaser with each of the Companies’s respective financial statements (including statement of income, balance sheet and statement of cash flows) relating to the Determination Period, signed and certified by the Companies’ officers (the “Determination Period Financials”). The Determination Period Financials shall be prepared in accordance with generally accepted accounting principles.

(b) In the event that the Companies actual SDE, as reflected in the Determination Period Financials (the “Actual SDE”) is lower than the SDE Target, then the Companies Valuation shall be recalculated based on the formula included in Section 1.1(a) (the “Adjusted Companies Valuation”) and the Pro Valuation, Pro PPS, Purex Valuation and Purex PPS shall be adjusted accordingly (the “Adjustment”, the “Adjusted Pro Valuation”, the “Adjusted Pro PPS” the “Adjusted Purex Valuation” and the “Adjusted Purex PPS” respectively). For the avoidance of doubt, the Closing Inventory shall remain unchanged in the event of an Adjustment.

(c) Following the Adjustment, each of the Companies shall issue to the Purchaser additional shares of Purex and Pro as follows:

(i) Pro shall issue to the Purchaser such number of additional Pro Common Stock equal to (x) the number of Pro Primary Shares that would have been issued to the Purchaser based on Adjusted Pro PPS; less (y) the number of Pro Primary Shares actually issued to Purchaser upon the Closing (the “Pro Adjustment Shares”). The percentage received by dividing the Pro Adjustment Shares by Pro’s issued outstanding share capital on a fully diluted basis shall be referred to herein as the “Pro Adjustment Percentage”.

(ii) Purex shall issue to the Purchaser such number of additional Purex Common Stock equal to (x) the number of Purex Primary Shares that would have been issued to the Purchaser based on the Adjusted Purex PPS; less (y) the number of Purex Primary Shares issued to Purchaser upon the Closing (the “Purex Adjustment Shares”). The percentage received by dividing the Purex Adjustment Shares by Purex’s issued outstanding share capital on a fully diluted basis shall be referred to herein as the “Purex Adjustment Percentage”;

(d) For the avoidance of doubt, in the event that the Actual SDE is equal to or exceeds the SDE Target, no adjustment shall be affected pursuant to this Section 1.2

1.3 Secondary Sale of Common Stock.

(a) Simultaneously with the Closing, Purchaser or its Affiliate shall purchase from the Pro Stockholder additional Pro Common Stock (the “Pro Secondary Shares”), such that the Pro Secondary Shares and the Pro Primary Shares combined shall constitute 50.01% of Pro’s issued and outstanding share capital on a fully diluted basis immediately after the Closing (the “Pro Post-Closing Holdings”) or such closest attainable percentage. In the event that an Adjustment is affected following receipt by Purchaser of the Determination Period Financials, Pro Stockholder shall have the right to repurchase from Purchaser, for no consideration, such number of Pro Secondary Shares constituting the Pro Adjustment Percentage (the “Pro Repurchase Right” and the “Pro Repurchase Shares” respectively).

(b) Simultaneously with the Closing, Purchaser or its Affiliate shall purchase from the Purex Stockholders additional Purex Common Stock (the “Purex Secondary Shares”), such that the Purex Secondary Shares and the Purex Primary Shares combined shall constitute 50.01% of Purex’s issue and outstanding share capital on a fully diluted basis immediately after the closing (the “Purex Post-Closing Holdings”) or such closest attainable percentage. The Purex Secondary Shares shall be purchased in equal amounts from each of the Purex Stockholders. In the event that an Adjustment is affected following receipt by Purchaser of the Determination Period Financials, Purex Stockholders shall have the right to repurchase from Purchaser, for no consideration, such number of Purex Secondary Shares constituting the Purex Adjustment Percentage (the “Purex Repurchase Right” and the “Purex Repurchase Shares” respectively). Each Purex Stockholder shall have an equal Purex Repurchase Right to an equal number of Purex Repurchase Shares. The Pro Secondary Shares and the Purex Secondary Shares shall be referred to in this Agreement as the “Secondary Shares”.

(c) In the event that the Purex Repurchase Right and Pro Repurchase Right is exercised, the Parties shall take all such actions required in order to affect the repurchase rights and duly transfer the Purex Repurchase Shares and Pro Repurchase Shares back to the Stockholders in accordance with the terms contained herein.

(d) In consideration for the Secondary Shares, Purchaser shall pay the Stockholders as follows:

(i) Upon Closing, Purchaser shall pay the Stockholders aggregate cash consideration of $150,000 (the “Cash Consideration”), allocated among the Pro Stockholder and Purex Stockholders in accordance with the Pro Portion and the Purex Portion, with the Purex Portion of the Cash Consideration to be allocated among each Purex Stockholder in accordance with their pro rata portion of the Purex Secondary Shares.

(ii) Post-Closing and following the receipt by Purchaser of the Determination Period Financials, the implementation of the Adjustment and exercise of the Purex and Pro Repurchase Right (if applicable), Purchaser shall issue to the Stockholders restricted American Depositary Shares of Purchaser (“ADSs”) as follows:

(1) The price per each Pro Secondary Shares shall calculated by dividing $440,000 by the number of Pro Secondary Shares (the “Pro Secondary PPS”). In consideration for the Pro Secondary Shares, Purchaser shall issue to the Pro Stockholder ADSs of US Dollar value equal to (x) the number of Pro Secondary Shares; minus (y) the number of Pro Repurchase shares; together multiplied by the (z) Pro Secondary PPS (the “Pro ADS Consideration”). The price per ADS used in order to calculate the number of ADSs issued as Pro ADS Consideration shall be equal to the higher of (i) $1, or (ii) the 60 day closing average of the ADSs on the Nasdaq Capital Market (the “ADS Valuation”).

(2) The price per each Purex Secondary Shares shall be calculated by dividing $60,000 by the number of Purex Secondary Shares (the “Purex Secondary PPS”). In consideration for the Purex Secondary Shares, Purchaser shall issue to the Purex Stockholders ADSs, of US Dollar value equal to (x) the number of Purex Secondary Shares; minus (y) the number of Purex Repurchase Shares; together multiplied by the (z) Purex Secondary PPS (the “Purex ADS Consideration”). The price per ADS used in order to calculate the number of ADSs issued as Purex ADS Consideration shall be based on the ADS valuation.

1.4 Milestone Payments. The Stockholders shall be entitled to issuance of additional ADSs subject to achievement of the following milestones, in accordance with the following allocation all in accordance with the term contained herein. As a condition to the issuance of any ADS Portion (as defined herein), Stockholders will, prior to the planned date of issuance of such ADS Portion (the “ADS Portion Issuance Date”), provide Purchaser with an execute addendum to this Agreement, attesting that the Stockholders representations and warranties included in Sections 6.6 (Restricted Securities), 6.7 (Legends), 6.8 (Purchase Entirely for Own Account), 6.9 (Accredited Investor), 6.10 (Foreign Investors) and 6.11 (No General Solicitation) are true and correct in all respects as of the applicable ADS Portion Issuance Date.

(a) H1 2021 Milestone:

(i) Within three days of their approval and in any event as soon as practicable following the end of the financial period ended June 30, 2021 (“H1 2021 Period”), the Companies shall provide Purchaser with each of the Companies’ respective financial statements (including statement of income, balance sheet and statement of cash flows) relating to the H1 2021 Period, signed and certified by the Companies’ officers (the “H1 2021 Financials”). The H1 2021 Financials shall be prepared in accordance with generally accepted accounting principles.

(ii) In the event that the Companies SDE for H1 2021, in accordance with the H1 2021 Financials exceeds $600,000, the Stockholders shall be jointly entitled to the issuance of ADSs of aggregate value equal to $375,000 based on the ADS valuation (the “H1 2021 Milestone” and “H1 2021 Milestone ADSs” respectively). Purchaser shall issue to the Pro Stockholder and the Purex Stockholders (with the Purex Portion divided equally among the Purex Stockholders) their respective portion of the H1 2021 Milestone ADSs in accordance with the Pro Portion and the Purex Portion.

(b) 2021 Annual Milestone:

(i) Within three days of their approval and in any event as soon as practicable following the end of the financial period ended December 31, 2021 (“2021 Annual Period”), the Companies shall provide Purchaser with each of the Company’s respective financial statements (including statement of income, balance sheet and statement of cash flows) relating to 2021 Annual Period, signed and certified by the Companies’ officers (the “2021 Annual Financials”). The 2021 Annual Financials shall be prepared in accordance with generally accepted accounting principles.

(ii) In the event that the Companies SDE for 2021 Annual Period, in accordance with the 2021 Annual Financials exceeds $1,200,000, the Stockholders shall be jointly entitled to the issuance of ADSs of aggregate value equal to $375,000 based on the ADS valuation (the “2021 Annual Milestone” and “2021 Annual Milestone ADSs” respectively). Purchaser shall issue to the Pro Stockholder and the Purex Stockholder their respective portion of the 2021 Annual Milestone ADSs in accordance with the Pro Portion and the Purex Portion (with the Purex Portion to be divided equally among the Purex Stockholders. In the event that the 2021 Annual Milestone is achieved, and the H1 2021 Milestone was not, the Stockholders shall also be entitled to receive the H1 2021 Milestone ADSs in addition to the 2021 Annual Milestone ADSs.

(iii) The Pro ADS Consideration, Purex ADS Consideration, H1 2021 Milestone ADSs and 2021 Annual Milestone ADSs shall be referred to herein individually as a “ADS Portion” and collectively be referred to as the “ADS Consideration”.

(iv) Set Off. Purchaser shall be entitled to offset from any Portion of the ADS Consideration that becomes due and payable the following amounts: (i) any amount of Losses that are indemnifiable by an Indemnitor under this Agreement; and (ii) the aggregate of all claimed amounts under any issued Claim Notice existing as of the time of such payment.

1.5 Restriction on Resale of the ADS Consideration.

(a) During the six (6) months following the cessation of any statutory restriction period applicable to the resale of the ADSs constituting each ADS Portion of the ADS Consideration, the Stockholders shall not sell ADSs in excess of 25% of such ADS Portion.

(b) During the period commencing six (6) months following the cessation of any statutory restriction applicable to each ADS Portion, such ADS Portion may be freely resold by the Stockholders in accordance with applicable law, provided that no more than 10% of each respective ADS Portion be traded in a single trading day.

2. Financing Arrangements.

2.1 Stockholder Loans. Purchaser and the Stockholders hereby acknowledge and agree that the Companies ongoing capital requirements shall be financed by the Stockholders and Purchaser by way of stockholder loans, upon terms mutually agreed between the Parties. Within fourteen (14) days following the Closing, Purchaser and the Stockholders shall each extend a loan of principle amount equal to $250,000 in accordance with the terms of the loan agreement provided by Purchaser (the “Stockholder Financing” and the “Loan Agreement” respectively). If the Companies require additional financing, the Companies shall submit notice to Purchaser and the Stockholders, detailing the required amount and use of proceeds. Purchaser and the Stockholders shall extend a stockholder loan covering the requested amount, up to an aggregate cap of $1,000,000, on a 60/40 basis respectively.

2.2 Additional Financing. Purchaser may, upon its sole discretion, provide the Companies with additional financing of up to a principle amount of $1 million, in order to finance the acquisition of additional online Amazon stores (the “Acquisition Financing”) provided that such Acquisition Financing shall constitute 80% of the applicable acquisition cost, with the remaining 20% to be financed by the Stockholders. The Acquisition Financing shall bear interest and shall be secured by a first degree fixed charge upon the Companies online stores, a first degree fixed charge upon the Common Stock held by the Stockholders and a floating charge over the Companies’ available cash and cash equivalents and shall be extended subject to the execution of financing and pledge agreements in the form and substance acceptable to Purchaser . If Acquisition Financing is extended, such Acquisition Financing and any interest accrued thereon shall be repaid prior in preference to any dividend distribution and any other indebtedness of the Companies.

3. Manager Arrangements.

3.1 Employment. The Manager shall enter into an employment agreement with Pro in accordance with the Offer Letter provided by Purchaser, pursuant to which Manager will invest his full efforts and time to Pro’s activities and operations (the “Employment Agreement”). The Employment Agreement shall provide for certain equity incentives to be determined in accordance with Purchaser’s share incentive plan.

3.2 Non-Compete & Non-Solicitation Undertaking. The Manager shall sign a non compete and non solicitation undertaking in a form acceptable to Purchaser (the “Manager Undertaking”), which shall include an acknowledgment that he is a beneficiary of the ADS Consideration and that execution by the Manager of the Manager Undertaking and fulfillment of his obligations thereunder is a material inducement to the Purchaser’s obligations under this Agreement.

4. Closing; Delivery.

4.1 The purchase and sale of the Primary Shares and the Secondary Shares shall take place remotely via the exchange of documents and signatures, at such time and place as the Companies and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Closing”). The Closing shall be subject to the condition included in Sections 8 and 9 below, which conditions shall be deemed to take place simultaneously and no transaction contemplated therein shall be deemed to have been completed or document deemed to have been delivered until all of the transactions have been completed and all of the documents have been delivered.

4.2 At the Closing, the Companies and the Stockholders shall deliver to the Purchaser a certificate representing the Primary Shares and Secondary Shares being purchased by the Purchaser at the Closing against payment of the Investment Amount therefor, by wire transfer to a bank account designated by the Companies. For the avoidance of doubt, the Portions of the ADS Consideration shall be transferred post-Closing all in accordance with the terms contained herein.

4.3  Use of Proceeds. The Companies will use the proceeds from the sale of the Primary Shares for the repayment of outstanding loans extended by Stockholders of an aggregate amount of $1,256,697 (the “Stockholder Loan”). Notwithstanding the above, the Companies shall retain $100,000 of the Investment Amount for a period of twelve (12) months following the Closing for the purpose of covering any undisclosed liabilities of the Companies.

4.4 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Companies’ Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, information and proprietary rights and processes, software, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases that are owned or used by the Companies in the conduct of the Companies’ business as now conducted and as presently proposed to be conducted.

(d) “Indemnification Agreement” means an agreement between the Companies and the directors designated by the Purchaser to serve as members of the board of directors of each of the Companies, to be elected pursuant to the Voting Agreements, dated as of the date of the Closing, in the form acceptable to Purchaser.

(e) “Investors’ Rights Agreements” means the agreements among the Companies, the Stockholders and the Purchaser dated as of the date of the Closing, in the form agreed upon between the Parties.

(f) “Key Employee” means the Manager and any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(g) “Knowledge” including the phrase “to the Companies’ knowledge” shall mean the actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course of the Manager.

(h) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(i) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(j) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(k) “Transaction Agreements” means this Agreement, the Investors’ Rights Agreements, the Voting Agreement, the Employment Agreement, the Manager Undertaking, the Indemnification Agreements and the Loan Agreement.

(l) “Voting Agreements” means the agreements among the Companies, the Purchaser and the Stockholders, dated as of the date of the Closing, in the forms agreed upon between the Parties.

5. Representations and Warranties of the Companies. The Companies hereby represent and warrant to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit A to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 5, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 5 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and a specific reference to such other section.

5.1 Organization, Good Standing, Corporate Power and Qualification. The Companies are corporations duly organized, validly existing and in good standing under the laws of the State of California and have all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Companies are duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

5.2 Capitalization.

(a) The authorized capital of the Companies consists, immediately prior to the Closing, of:

(i) With respect to Pro, 10,000 shares of common stock, 10,000 shares of which are issued and outstanding immediately prior to the Closing (the “Pro Common Stock”), and with respect to Purex, 1,000 shares of common stock (“Purex Common Stock”), 1,000 shares of which are issued and outstanding immediately prior to the Closing (Purex Common Stock together with Pro Common Stock, the “Common Stock”). All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) The Companies hold no Preferred Stock in its treasury.

(b) Reserved.

(c) Section (c) of the Disclosure Schedule sets forth the capitalization of the Companies immediately following the Closing. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Companies any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock.

(d) The Companies have obtained valid waivers of any rights by other parties to purchase any of the Primary Shares or Secondary Shares covered by this Agreement.

5.3 Subsidiaries. The Companies do not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Except as described in Section 5.3 of the Disclosure Schedule, the Companies are not participants, jointly or severally, in any joint venture, partnership or similar arrangement.

5.4 Authorization. All corporate action required to be taken by the Companies’ respective board of directors, Stockholders and Manager in order to authorize the Companies to enter into the Transaction Agreements, to issue the Primary Shares and transfer the Secondary Shares at the Closing has been taken prior to the Closing. All action on the part of the officers of the Companies necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Companies under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Primary Shares and transfer of the Secondary Shares has been taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Companies, the Stockholders and the Manager, shall constitute valid and legally binding obligations of the Companies, Stockholders and Manager, enforceable against such in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Indemnification Agreement may be limited by applicable federal or state securities laws.

5.5 Valid Issuance of Shares. The Primary Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements and applicable state and federal securities laws. Assuming the accuracy of the representations of the Purchasers in Section 6 of this Agreement and subject to the filings described in the Voting Agreement, the Primary Shares will be issued in compliance with all applicable federal and state securities laws.

5.6 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 6 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for the filing of the Restated Certificates, which will have been filed as of the Closing.

5.7 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or to the Companies Knowledge, investigation pending or currently threatened (i) against the Companies or any officer, director or Key Employee of the Companies; or (ii) to that questions the validity of the Transaction Agreements or the right of the Companies to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Companies’ knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Companies nor, to the Companies’ knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Companies). There is no action, suit, proceeding or investigation by the Companies pending or which the Companies intend to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Companies) involving the prior employment of any of the Companies’ employees, their services provided in connection with the Companies’ business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

5.8 Intellectual Property.

(a) The Companies own or possess or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants. The Companies have not received any communications alleging that the Companies have violated, or by conducting their business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b) No product or service marketed or sold (or proposed to be marketed or sold) by the Companies violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(c) Other than with respect to commercially available software products under standard end-user object code license agreements, and except as described in Section 5.8(c) of the Disclosure Schedule, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Companies Intellectual Property, nor are the Companies bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, software, licenses, information, proprietary rights and processes of any other Person.

(d) The Companies have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Companies’ business.

(e) Each employee and consultant has assigned to the Companies all intellectual property rights he or she owns that are related to the Companies’ business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Companies that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Companies’ business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Companies’ time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Companies. It will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Companies, including prior employees or consultants.

(f) Section 5.8(f) of the Disclosure Schedule lists all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, and licenses to and under any of the foregoing, in each case owned by the Companies.

(g) The Companies have not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any of the Companies Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Companies Intellectual Property; (iii) the creation of any obligation for the Companies with respect to Companies Intellectual Property owned by the Companies, or the grant to any third party of any rights or immunities under Companies Intellectual Property owned by the Companies; or (iv) any other limitation, restriction or condition on the right of the Companies with respect to its use or distribution of any Companies Intellectual Property.

(h) No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Companies Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Companies’ rights in the Companies Intellectual Property.

5.9 Compliance with Other Instruments. The Companies are not in violation or default (i) of any provisions of their Restated Certificates or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) of any provision of federal or state statute, rule or regulation applicable to the Companies, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Companies’ or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Companies’.

5.10 Agreements; Actions.

(a) Except for the Transaction Agreements, and except as disclosed in Section 5.10(a) of the Disclosure Schedule there are no agreements, understandings, instruments, contracts or proposed transactions to which the Companies are a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Companies in excess of $50,000, (ii) the license of any patent, copyright, trademark, trade secret, software or other proprietary right to or from the Companies, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Companies’ exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Companies with respect to infringements of proprietary rights.

(b) Except for the Transaction Agreements, and except as disclosed in Section 5.10(b), the Companies have not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 5.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c) The Companies are not guarantors or indemnitors of any indebtedness of any other Person.

5.11 Certain Transactions.

(a) Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements approved by the board of directors of the Companies, (iii) the purchase of shares of the Companies’ capital stock, in each instance, approved in the written minutes of the board of directors (previously provided to the Purchasers or their respective counsel), and (iv) the Transaction Documents, there are no agreements, understandings or proposed transactions between the Companies and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) Other than as disclosed is Section 5.11(b) of the Disclosure Schedule, the Companies are not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Companies or, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Companies’ customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Companies are affiliated or with which the Companies have a business relationship, or any firm or corporation which competes with the Companies.

5.12 Rights of Registration and Voting Rights. The Companies are not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Companies.

5.13 Property. The property and assets that the Companies own are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Companies’ ownership or use of such property or assets. With respect to the property and assets it leases, the Companies are in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Companies do not own any real property.

5.14 Financial Statements. The Companies have delivered to the Purchaser their unaudited financial statements for the fiscal year ended December 31, 2019 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of June 30, 2020 (the “Balance Sheet Date”) and for the six-month period ended on the Balance Sheet Date (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with international financial reporting standards (“IFRS”) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except for the Stockholders Loan, and except as disclosed in Section 5.14 of the Disclosure Schedule, the Companies have no liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under IFRS to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not exceed $100,000. The Companies maintain and will continue to maintain a standard system of accounting established and administered in accordance with IFRS.

5.15 Changes. Since the Balance Sheet Date there have been no events or circumstances of any kind that have or could reasonably be expected to result in a Material Adverse Effect.

5.16 Employee Matters.

(a) To the Companies’ knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Companies or that would conflict with the Companies’ business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Companies’ business by the employees of the Companies, nor the conduct of the Companies’ business as now conducted and as presently proposed to be conducted, will, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b) The Companies are not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Companies have complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Companies have withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Companies and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) To the Companies’ knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Companies do not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Companies is terminable at the will of the Companies. Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. The Companies have no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d) The Companies have not made any representations regarding equity incentives to any officer, employee, director or consultant of the Companies.

(e) Section 5.16(e) of the Disclosure Schedule includes a list of all current and former employees of the Companies.

(f) To the Companies’ knowledge, none of the Key Employees or directors of the Companies have been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

5.17 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Companies which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Companies which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Companies have duly and timely filed all federal, state, county, local and foreign tax returns or other tax filings required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

5.18 Insurance. The Companies have in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Companies sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

5.19 Employee Agreements. Each current and former employee, consultant and officer of the Companies has executed an agreement with the Companies regarding confidentiality and proprietary information (the “Confidential Information Agreements”).

5.20 Permits. The Companies have all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Companies are not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

5.21 Amazon Seller Code of Conduct and Policies. The Companies adhere to and comply with all Amazon policies, agreements, guidelines, and codes of conduct applicable to the conduct of the Companies’ business (the “Amazon Policies”). The Companies have not previously violated the Amazon Policies and have not received notice of any such violation.

5.22 Corporate Documents. The Certificate of Incorporation and Bylaws of the Companies as of the date of this Agreement are in the form provided to the Purchasers.

5.23 Foreign Corrupt Practices Act. Neither the Companies nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Companies or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Companies nor any of their directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. Neither the Company nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

5.24 Data Privacy. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Companies, the Companies are and have been in compliance with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Companies’ privacy policies and public written statements regarding the Company’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards, by which the Company is bound. The Companies maintain and have maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Companies from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Companies are and have been, to the Companies knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.

5.25 Export Control Laws. The Companies have conducted all export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (a) the Companies have obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (b) the Companies are in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (c) there are no pending or to the knowledge of the Companies, threatened claims against the Companies with respect to such exports, classifications, required filings or other approvals; (d) there are no pending investigations related to the Companies’ exports; and (e) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.

5.26 Regulatory Approvals. The Companies possess all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct their business, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA, EPA or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, medical devices, sanitation or biohazardous materials. The Companies have not received any notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval.

5.27 Regulations. The Companies are and have been in compliance with all applicable laws administered or issued by the FDA, EPA or any similar governmental entity, including the Federal Food, Drug, and Cosmetic Act and all other laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of the Companies, or complaint handling or adverse event reporting.

5.28 Disclosure. The Companies have made available to the Purchaser all the information reasonably available to the Companies that the Purchaser has requested for deciding whether to acquire the Primary Shares and Secondary Shares, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of the Companies contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Companies do not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Companies have not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

6. Representation and Warranties of the Stockholders. Each of the Stockholders herby represents and warrants to the Purchaser, severally and not jointly, acknowledging that Purchaser is entering the Agreement in reliance thereon, that:

6.1 Ownership. The Stockholders own, beneficially and of record, and have good, valid marketable title to, all the Secondary Shares and no other person owns, beneficially or of record the Secondary Shares. The Secondary Shares are free and clear of any liens, rights of first refusal, co-sale rights, sale limitation or pre-emptive rights, except as a result of the transactions contemplated hereunder. No other person or entity has any power or right, whether shared with any other person or entity, to dispose of the or direct the disposition, or to vote or direct the voting of the Secondary Shares.

6.2 Authority. The Stockholders have all requisite power and full legal right to execute and deliver this Agreement, and to perform all of their obligations hereunder. This Agreement and the transactions contemplated hereby have been duly executed and delivered on the part of the Stockholders, and constitute legal, valid and binding obligations, enforceable against each Stockholder in accordance with their terms.

6.3 No Conflict. The execution, delivery and performance by the Stockholders of this Agreement and in accordance with its terms, and the consummation by the Stockholders of the transactions contemplated hereby, will not result (with or without the giving of notice or the lapse of time or both) in any conflict, violation, breach or default, or the creation of any lien, or the termination, acceleration, vesting or modification of any right or obligation under or with respect to (a) any judgement, decree, order, statute, rule or regulation binding on or applicable to the Stockholders; (b) any agreement or instrument to which the Stockholders are party or by which their assets are bound.

6.4 Litigation. The Stockholders are not aware of any claim, action or proceeding that is pending in any court or before any arbitrator against the Stockholders with respect to the Secondary Shares or any other Common Stock of the Companies’ held by them.

6.5 Upon full receipt of the ADS Consideration (or such applicable ADSs as the Stockholders shall be entitled to upon achievement of the H1 2021 Milestone 2021 Annual Milestone), the Stockholders shall have no further rights in or to the Secondary Shares sold thereby.

6.6 Restricted Securities. The Stockholders understands that the ADS Consideration has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Stockholders’ representations as expressed herein. The Stockholders understands that the ADS Consideration is “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Stockholders must hold the ADS Consideration indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Stockholders acknowledge that the Purchaser has no obligation to register or qualify the ADS Consideration for resale. The Stockholders further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the ADS Consideration, and on requirements relating to the Purchaser which are outside of the Stockholders control, and which the Purchasers are under no obligation and may not be able to satisfy. The Stockholders understand that this offering is not intended to be part of the public offering, and that the Stockholders will not be able to rely on the protection of Section 11 of the Securities Act.

6.7 Legends. The Stockholders understand that the ADSs constituting the ADS Consideration may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a) Any legend set forth in, or required by, the other Transaction Agreements.

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

6.8 Purchase Entirely for Own Account. This Agreement is made with the Stockholders in reliance upon the Stockholders’ representation to the Purchaser, which by the Stockholders’ execution of this Agreement, the Stockholders hereby confirm, that the ADS Consideration to be acquired by the Stockholders will be acquired for investment for the Stockholders’ own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Stockholders have no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Stockholders further represents that the Stockholders do not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the ADS Consideration.

6.9 Accredited Investor; Non U.S. Person; Investment Experience. The Stockholders acknowledge that they are able to fend for themselves, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating and understanding the merits and risks of the investment in the Purchaser. The Stockholders are either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. To the extent that the Stockholders are non U.S. Persons, Stockholders (x) are not acquiring the ADS Consideration on account or benefit of any U.S. Person, (y) are not, at the time of execution of the Agreement, and will not be at the time of the issuance of the ADS Consideration, in the United States and (z) are not a “distributor” (as defined in Regulation S promulgated under the Securities Act).

6.10 Foreign Investors. If the Stockholders are not a United States person (as defined by Section 7701(a)(30) of the Code), the Stockholders hereby represent that they have satisfied themselves as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the ADS Consideration or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the ADS Consideration, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the ADS Consideration. The Stockholders subscription and payment for and continued beneficial ownership of the ADS Consideration will not violate any applicable securities or other laws of the Stockholders jurisdiction.

6.11 No General Solicitation. The Stockholders have neither directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the ADS Consideration.

7. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

7.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

7.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Companies, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Primary Shares and Secondary Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Primary Shares or the Secondary Shares.

7.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Primary Shares with the Companies’ management. The foregoing, however, does not limit or modify the representations and warranties of the Companies in Section 5 of this Agreement or the right of the Purchaser to rely thereon.

7.4 Restricted Securities. The Purchaser understands that the Primary Shares and the Secondary Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Primary Shares and Secondary Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Primary Shares and Secondary Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Companies have no obligation to register or qualify the Primary Shares, or the Secondary Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Primary Shares and Secondary Shares, and on requirements relating to the Companies which are outside of the Purchaser’s control, and which the Companies are under no obligation and may not be able to satisfy. The Purchaser understands that this offering is not intended to be part of the public offering, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act.

7.5 No Public Market. The Purchaser understands that no public market now exists for the Primary Shares and Secondary Shares, and that the Companies have made no assurances that a public market will ever exist for the Primary Shares and Secondary Shares.

7.6 Legends. The Purchaser understands that the Primary Shares and Secondary Shares may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a) Any legend set forth in, or required by, the other Transaction Agreements.

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

7.7 Accredited Investor; Non U.S. Person; Investment Experience. The Purchaser acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating and understanding the merits and risks of the investment in the Companies. The Purchaser is either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. To the extent that the Purchaser is a non U.S. Person, Purchaser (x) is not acquiring the Primary Shares or Secondary Shares on account or benefit of any U.S. Person, (y) is not, at the time of execution of the Agreement, and will not be at the time of the issuance of the Primary Shares, in the United States and (z) is not a “distributor” (as defined in Regulation S promulgated under the Securities Act).

7.8 Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Primary Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Primary Shares and Secondary Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Primary Shares or the Secondary Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Primary Shares and the purchase of the Secondary Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

7.9 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Primary Shares and Secondary Shares.

7.10 Residence. Purchaser’s office or offices or principal place of business is as identified in the preamble to this agreement.

8. Conditions to the Purchasers’ Obligations at Closing. The obligations of Purchaser to purchase Primary Shares and the Secondary Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

8.1 Representations and Warranties. The representations and warranties of the Companies and the Stockholders contained in Section 5 and Section 6 shall be true and correct in all respects as of such Closing.

8.2 Performance. The Companies, Stockholders and Manager shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Companies, Stockholders and the Manager on or before such Closing.

8.3 Compliance Certificate. The chief executive officer of the Companies’ shall deliver to the Purchaser at such Closing a certificate certifying that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

8.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Primary Shares and sale of the Secondary Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

8.5 Opinion of Company Counsel. The Purchasers shall have received from counsel for the Companies, an opinion, dated as of the Closing, in the form acceptable to the Purchaser.

8.6 Board of Directors. As of the Closing, the authorized size of the Pro board of directors (the “Pro Board”) shall be three (3), and the Pro Board shall be comprised of Mr. Eli Yoresh, Mr. Liron Carmel and a director designated by the Pro Stockholder. As of the Closing, the authorized size of the Purex board of directors (the “Purex Board”) shall be three (3), and the Purex Board shall be comprised of Mr. Eli Yoresh, Mr. Liron Carmel and a director designated by the Purex Stockholders.

8.7 Indemnification Agreement. The Companies shall have executed and delivered the Indemnification Agreements for each of the members of the Pro Board and Purex Board respectively.

8.8 Investors’ Rights Agreement. The Companies and the Stockholders of the Companies shall have executed and delivered the the Investors’ Rights Agreement for each of Pro and Purex.

8.9 Voting Agreement. The Companies and the Stockholders shall have executed and delivered their respective Voting Agreement.

8.10 Restated Certificate. The Companies shall have each adopted and filed their respective restated certificates with the Secretary of State of California, in the form acceptable to the Purchaser (the “Restated Certificates”) on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

8.11 Restated Bylaws. The Companies’ shall have each amended their respective Bylaws on or prior to the Closing, in accordance with a form acceptable to Purchaser (the “Restated Bylaws”).

8.12 Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the Certificate of Incorporation and Bylaws of the Companies as in effect at the Closing, (ii) resolutions of Pro Board and Purex Board approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the Stockholders of the Companies approving the Restated Certificates and Restated Bylaws.

8.13 Employment Agreement. The Manager shall have executed and entered the Employment Agreement with Pro on or prior to the Closing with such Employment Agreement to be in effect as of the Closing.

8.14 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

9. Conditions of the Companies’ and Stockholder Obligations at Closing. The obligations of the Companies’ and the Stockholder to sell the Primary Shares and Secondary Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

9.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 6 shall be true and correct in all respects as of such Closing.

9.2 Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Purchaser on or before such Closing.

9.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Primary Shares and sale of the Secondary Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

9.4 Investors’ Rights Agreement. Purchaser shall have executed and delivered the Investors’ Rights Agreement for each of the Companies.

9.5 Voting Agreement. Purchaser shall have executed and delivered the Voting Agreement for each of the Companies.

10. Indemnification.

10.1 Effectiveness; Survival.

(a) Purchaser has the right to fully rely upon all representations, warranties and covenants of the Companies and Stockholders (as applicable, severally and not jointly, the “Indemnitor”) contained in or made pursuant to this Agreement and in the schedules attached hereto. Unless otherwise set forth in this Agreement, the representations and warranties of the Companies and Stockholders contained in or made pursuant to this Agreement shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Purchaser.

(b) The representations and warranties of the Companies and the Stockholders contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the earlier of:

(c) immediately prior to the consummation of a Deemed Liquidation Event (as such terms are defined under the Restated Certificates), or

(d) (1) in case of Section 4.8 (Intellectual Property), until the 36th months anniversary of the Closing; (2) in case of Sections 5.1 (Organization), 5.2 (Capitalization), 5.4 (Authorization), 5.5 (Valid Issuance of Shares), 5.6 (Consents) and 5.9 (Compliance with Other Instruments) (the representations and warranties referred to in this clause (d), collectively, the “Fundamental Representations”), until the expiration of the applicable statute of limitation period; and (3) other than as set forth in clause (1) and (2) above, the 24th months anniversary of the Closing Date; in each case, with respect to any theretofore un-asserted claims as set forth in clause (c) below;

provided, however, that no limitation shall apply to breach of any representation or warranty which constitutes fraud or willful misrepresentation by the Companies (as the case may be) (“Fraud”). The applicable survival period shall be referred to, as applicable, as the “Claims Period”.

(e) Except for Fraud, the Companies and Stockholders shall not have any liability with respect to any breach of representation and warranty, unless a claim is made hereunder prior to the expiration of the Claims Period for such representation and warranty, in which case such representation and warranty shall survive as to that claim until the claim has been finally resolved.

(f) It is the intention of the parties hereto that the Claims Periods supersede any statute of limitations applicable to the representations and warranties, and this Section (f) constitutes a separate written legally binding agreement among the parties hereto.

10.2 Indemnification.

(a) Indemnifiable Losses. The Indemnitor shall indemnify Purchaser (including its shareholders, limited and general partners directors and officers) (each, an “Indemnitee”) against, and hold each Indemnitee harmless from all claims, actions, suits, settlements, damages, expenses (including, reasonable legal costs and expenses), losses, diminution of value, or costs sustained or incurred by such Indemnitees (collectively, “Losses”) resulting from, or arising out of, a breach or misrepresentations of any of the Indemnitor’s representations, warranties or covenants made in this Agreement, subject to the limitations in this Section 10.2. For the avoidance of doubt, Indemnitors shall indemnify Indemnitee for losses on a joint and not several basis.

(b) Limitations. The Indemnitee’s right for indemnification hereunder is subject to the following conditions and limitations, notwithstanding anything to the contrary in this Agreement, but in addition to any other limitation or condition contained herein; provided, however, that no such limitation shall apply to Fraud:

(c) Other than in respect of the Fundamental Representations, no Indemnitor shall be liable for any Loss, unless and until the aggregate of Losses equal or exceeds US$50,000, in which case indemnification shall be made from the first dollar amount.

(d) Except for Fraud, the Indemnitor’s liability shall be limited to the aggregate amount of the Investment Amount under the Agreement at the Closing and the ADS Consideration payable by Purchaser to the Indemnitors, and each Indemnitee shall be entitled to receive the indemnifiable Loss up to the sum of the Investment Amount as of the Closing and the ADS Consideration actually payable thereafter.

(e) Claims Notice; Third Party Claims. In the event that an Indemnitee wishes to assert a claim for indemnification hereunder it shall give the Indemnitor a prompt written notice thereof (a “Claims Notice”), which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based and thereafter keep the Indemnitor informed, in all material respects, with respect thereto. In the event that such Claims Notice results from a third party claim against the Indemnitee, such Indemnitee shall promptly upon becoming aware of the commencement of proceedings by such third party provide the Indemnitor with the Claims Notice and the Indemnitor shall have the right to assume the defense thereof (at Indemnitor’s expense) with counsel mutually satisfactory to the parties; provided, however, that the Indemnitees shall have the right to retain their own counsel, at the reasonable expense of the Indemnitor, and within the indemnification limitations herein, if representation of all parties by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the parties in such proceeding. Failure of the Indemnitees to give prompt notice or to keep it informed, as provided herein, shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is actually and materially prejudiced by such failure. The Indemnitor shall not be liable nor shall it be required to indemnify or hold harmless the Indemnitee in connection with any settlement effected without its consent in writing, which shall not be unreasonably withheld or delayed.

(f) Sole Remedy. The indemnification provided by the Indemnitor hereunder and the enforcement of such indemnification shall be the exclusive remedy available to the Indemnitees under this Agreement, other than for Fraud; provided that this provision does not limit the right to seek specific performance, a restraining order or injunctive relief with respect to any provision of this Agreement.

11. Miscellaneous.

11.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

11.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.3 Governing Law. This Agreement shall be governed by the internal law of the State of Israel, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Israel.

11.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.6 Notices.

(a) General. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or in the preamble to this Agreement, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 11.6.

11.7 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Companies agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Companies or any of its officers, employees or representatives is responsible.

11.8 Fees and Expenses. Each party to this Agreement shall bear the cost of their own respective legal fees and expenses.

11.9 Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

11.10 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Companies, Stockholders and Purchaser. Any amendment or waiver effected in accordance with this Section 11.10 shall be binding upon the Purchaser and each transferee of the Primary Shares or Secondary Shares, each future holder of all such securities, the Stockholders and the Companies.

11.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

11.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

11.13 Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificates, Restated Bylaws and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

11.14 Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

11.15 Termination of Closing Obligations. Purchaser shall have the right to terminate its obligations to complete the Closing if prior to the occurrence thereof, any of the following occurs:

(a) the either of the Companies consummates a Deemed Liquidation Event (as defined in the Restated Certificate);

(b) the closing of an initial public offering of either of the Companies, in which case the Purchaser may terminate their obligations hereunder immediately prior to, or contingent upon, such closing; or

(c) either of the Companies (i) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (iii) makes an assignment for the benefit of creditors, (iv) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (v) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, when proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceedings under the United States Bankruptcy Code.

11.16 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the competent courts of the State of Israel and to the jurisdiction of Tel-Aviv courts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Tel-Aviv, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first written above.

SMART REPAIR PRO, INC.:

By:	/s/ Julia Gerasimova
Name:	Julia Gerasimova
Title:	Owner

PUREX, INC.:

By:	/s/ Galit Mccord
Name:	Galit Mccord
Title:	Owner

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first written above.

PURCHASER:

MEDIGUS LTD.

By:	/s/ Eli Yoresh
Name:	Eli Yoresh
Title:	Chairman

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first written above.

STOCKLHOLDERS:

JULIA GERASIMOVA

/s/ Julia Gerasimova

GALIT MCCORD

/s/ Galit Mccord

SOLY HACMON

/s/ Soly Hacmon

MANAGER:

VICKY HACMON

/s/ Vicky Hacmon

EXHIBITS AND SCHEDULES

Schedule 1	SCHEDULE OF STOCKHOLDERS
Exhibit A	DISCLOSURE SCHEDULE

SCHEDULE 1

Schedule of Stockholders

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EXHIBIT A

Disclosure Schedule

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